November 15, 2011

Nooshin Hussainy
XXXXXXXXXXX
XXXXXXXXXXX

Re:	Offer of Employment with Obalon Therapeutics, Inc.
Dear Nooshin:
On behalf of Obalon Therapeutics, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company. The effective date of your employment will be November 30, 2011, (the “Effective Date”). This offer will expire if not accepted by November 18, 2011.
The terms of this offer of employment are as follows:

1.
Position and Title. You will serve as Financial Controller. In that capacity, you will be primarily responsible for activities related to the Company’s financial operations and reporting. You will report directly to Andy Rasdal, President and Chief Executive Officer. Your responsibilities, title and reporting structure may change in the future. You will be expected to devote your full business time, attention and energies to the performance of your duties with the company.

2.
At-Will Employment. You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. The employment relationship may be terminated by you or by the Company at any time, with or without cause or notice, and for any reason or for no reason. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Your at-will status cannot be changed, except in a writing signed by you and the Chief Executive Officer (CEO).

3.
Base Compensation. The Company will pay you an annual salary of $150,000, payable upon commencement of your employment, in accordance with the Company’s standard payroll policies (which will provide for bi-monthly wage payments), including compliance with applicable tax withholding requirements.

4.
Stock Option Grant. Within sixty days after the Effective Date, subject to approval by the Board of Directors of the Company (the “Board”), you will be granted an option (the “Option”) to purchase 125,000 shares of Common Stock of the Company (the “Shares”) pursuant to the Company’s 2008 Stock Plan. The Option will be an incentive stock option to the maximum extent permitted under applicable laws and regulations, and will be a non-statutory option as to the balance of the Shares. The exercise price of the Option will be the fair market value of the Shares on the date the Board approves the grant, as determined by the Board. The Option shall be subject to the Company’s standard terms and conditions under its 2008 Stock Plan and form Stock Option Agreement. The Option will vest and become exercisable as to 25% of the underlying Shares on the first anniversary of the Effective Date, and on a ratable monthly basis over a period of 36 months thereafter, in each case subject to your continued employment with the Company.

5.	Benefits. During the term of your employment, you will be entitled to the Company’s standard benefits covering employees at your level, as such may be in effect from time to time.

6.	Personal Leave Time. You will be entitled to three (3) weeks of personal leave time per calendar year; provided that you may accrue no more than eight weeks of personal leave time.

7.
Expenses. The Company will reimburse all reasonable costs and expenses you incur and that are required for performance of your duties and responsibilities, upon presentment of receipts for such costs and expenses; provided however that any such costs and expenses comply with the Company’s expense reimbursement policy as such may be adopted and amended from time to time.

8.
Employment Policies. Shortly after commencement of your employment, you will be provided with an employee manual that sets forth the Company’s guidelines and policies for employees. Adherence to the Company’s employee manual is a condition of continued employment.

9.
Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the Effective Date of your employment, or your employment relationship with the Company may be terminated.

10.
Background Check. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

11.
Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard ”Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

12.
Non-Contravention. You represent that to the best of your knowledge, your signing of this letter, your commencement of employment with the Company, and your performance of the obligations associated with your position, does not and will not violate any agreement you have with any current or former employer and your signature confirms this representation.

13.
Dispute Resolution. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision. All arbitration hearings shall be conducted in San Diego, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect.

The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

14.
Conflicting Employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

15.	Choice of Law. The terms of this offer letter shall be governed by California law.

16.
General. This offer letter, the Employee Invention Assignment and Confidentiality Agreement and the Stock Option Agreement (if approved by the Board) governing the Option described in paragraph 5, when signed by you, set forth the terms of your employment with the Company, supersedes any and all prior representations and agreements, whether written or oral, and may only be amended in a writing signed by you and the Chief Executive Officer or other authorized officer of the Company other than yourself. In the event of a conflict between the terms and provisions of this offer letter and the Employee Invention Assignment and Confidentiality Agreement or the Stock Option Agreement(s), the terms and provisions of the Employee Invention Assignment and Confidentiality Agreement or the Stock Option Agreement(s), as applicable, will control. In the event of a conflict between the terms and provisions of this offer letter and the Company’s standard policies and procedures which may be adopted from time to time, this offer letter will control.

17.
We look forward to your joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed Employee Invention Assignment and Confidentiality Agreement.

Sincerely,
Obalon Therapeutics, Inc.
By: /s/ Andy Rasdal
Andy Rasdal
                            President & CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.
/s/ Nooshin Hussainy        Date signed: 11/15/2011
Nooshin Hussainy